Rosenberg Rich
Baker Berman
& Company
A Professional Association of
Certified Public Accountants
380 Foothill Road – PO Box 6483 – Bridgewater, NJ 08807-0483
Phone 908-231-1000 – Fax 908231-6894
Website: www.rrbb.com – E-mail info@rrbb.com

February 10, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

                  Re: Ness Energy International, Inc.

Dear Sirs:

We have reviewed Item 4 – Change in Registrant’s Certifying Accountants of the form 8-K dated January 19, 2005. We are in agreement with the statements presented therein so far as such statements pertain to Rosenberg Rich Baker Berman & Company.

Sincerely, /s/ Rosenberg Rich Baker Berman & Company Rosenberg Rich Baker Berman & Company

C: Richard Rossi, Esq.